Exhibit 5.2

November 18, 2024

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re: Registration Statement on Form S-3 (File No. 333-281250)

Ladies and Gentlemen:

I am Corporate Vice President and Associate General Counsel of Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), and am delivering this opinion to you with respect to certain subsidiaries of the Company set forth in Schedule A hereto (each, a “Covered Guarantor” and collectively, the “Covered Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-281250 (the “Registration Statement”), by the Company and certain subsidiaries of the Company (each, a “Guarantor” and collectively, including the Covered Guarantors, the “Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated November 13, 2024, filed with the Commission on November 14, 2024 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $500,000,000 aggregate principal amount the Company’s 5.353% Senior Notes due 2030 (the “2030 Notes”) and $500,000,000 aggregate principal amount of the Company 5.749% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of November 18, 2024 (the “Base Indenture”), among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated November 18, 2024, relating to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the Notes by the Guarantors (the “Guarantees”), and the Underwriting Agreement, dated November 13, 2024 (the “Underwriting Agreement”), among the Company, the Guarantors and J.P. Morgan Securities LLC, BofA Securities, Inc., Mizuho Securities USA LLC, Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

Huntington Ingalls Industries, Inc.

November 18, 2024

In arriving at the opinions expressed below, I (or attorneys under my supervision or at my request) have examined originals, or copies certified or otherwise identified to my or their satisfaction, of the Underwriting Agreement, the Indenture, the Notes, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as I (or attorneys under my supervision or at my request) have deemed necessary or advisable to enable me to render these opinions. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

(1) Each of the Covered Guarantors is a validly existing corporation or limited liability company in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate or limited liability company power and authority to own or lease its properties and conduct its business as described in the Registration Statement and the Prospectus Supplement and to execute and deliver the Indenture and the Guarantees and perform its obligations thereunder.

(2) Each of the Underwriting Agreement, the Indenture, and the Guarantees has been authorized by all necessary corporate or limited liability company action of, and executed by, the Covered Guarantors.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

1.

I am admitted to practice for and on behalf of the Company in the Commonwealth of Virginia and express no opinion as to matters governed by laws other than the laws of the Commonwealth of Virginia. This opinion is limited to the effect of the present state of the laws of the Commonwealth of Virginia.

2.

No extension of my opinions may be made by implication or otherwise. I express no opinion other than as herein expressly set forth. This opinion is given as of the date hereof based upon facts and conditions presently known to me, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein.

3.

The opinion in paragraph (1) above as to the corporate existence and good standing of the Covered Guarantors in the Commonwealth of Virginia is rendered in reliance on a certificate of the Secretary of State of the Commonwealth of Virginia, and I express no opinion as to the tax good standing of the Covered Guarantors in any jurisdiction.

Huntington Ingalls Industries, Inc.

November 18, 2024

4.

Qualification of any statement or opinion herein by the use of the words “to my knowledge” means that no information has come to my attention or the attention of attorneys reporting to me or who are otherwise working on matters covered by such opinions that would give me or such attorneys current actual knowledge of facts contrary to the existence or absence of facts or matters indicated.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature Page follows]

Very truly yours,

/s/ Tiffany M. King

Tiffany M. King Corporate Vice President and Associate General Counsel

[Signature Page to In-House Exhibit 5 Opinion]

Schedule A

Covered Guarantors

Huntington Ingalls Incorporated, a Virginia corporation

Newport News Nuclear Inc., a Virginia corporation

Commonwealth Technology Innovation LLC, a Virginia limited liability company